EXHIBIT 77 H (a) MFS SERIES TRUST IX ON BEHALF OF: MFS LARGE CAP VALUE
          FUND (MLV)

          As of October 31, 2000, the following entity beneficially owning more than 25% of any one Series voting securities, thereby becoming a controlling entity of such Series, is listed below:


SERIES                              OWNER AND  ADDRESS                                  % OF SHARES
                                                                                        OWNED

MFS Large Cap Value Fund            MFS Heritage Trust Co.                              35.30%
                                            IRA r/o David Calabro
                                            Andover, MA



          As of October 31, 2000 the following entity no longer owns more than 25% of any one Series voting securities, and thereby is no longer a controlling entity of such Series, is listed below:


MFS Large Cap Value Fund            Carole J. Crowther*
                                            Andover, MA